Exhibit 5

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S EMAIL
(202) 274-2000

September 17, 2008

The Board of Directors
St. Joseph Bancorp, Inc.
1901 Frederick Avenue
St. Joseph, Missouri 64501

Re:	St. Joseph Bancorp, Inc.
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

          You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of St. Joseph Bancorp, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

          We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and the Plan of Conversion of Midwest Federal Savings and Loan Association of St. Joseph, a federally-chartered savings and loan association, will be legally issued, fully paid and non-assessable.

          This Opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal Matters,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION